Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our reports dated March 22, 2006, relating to the consolidated financial statements and financial statement schedule of 1st Franklin Financial Corporation (the “Company”), appearing in and incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
September 20, 2006